Exhibit 99.2

CONSENT OF EVERCORE GROUP L.L.C.

June 18, 2026

The Board of Directors

Axalta Coating Systems Ltd.

1050 Constitution Avenue

Philadelphia, PA 19112

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated November 17, 2025, to the Board of Directors of Axalta Coating Systems Ltd. (“Axalta”) as Annex C to, and reference thereto under the captions “Summary—Opinions of Axalta’s Financial Advisors,” “Risk Factors—Risks Relating to the Transaction and MergeCo Group,” “Proposal 2: The Merger Proposal—Background of the Transaction,” “Proposal 2: The Merger Proposal—Recommendation of the Axalta Board and Its Reasons for the Transaction,” “Proposal 2: The Merger Proposal—Opinions of Axalta’s Financial Advisors” and “Proposal 2: The Merger Proposal—Certain Axalta and AkzoNobel Group Unaudited Prospective Financial Information” in the proxy statement/prospectus included in the Registration Statement on Form F-4 filed by Akzo Nobel N.V. (“AkzoNobel”) with the U.S. Securities and Exchange Commission on June 18, 2026 (the “Registration Statement”) and relating to the proposed merger involving Axalta and AkzoNobel.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement/prospectus or any other document, except with our prior written consent.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ E. Thomas Massey
E. Thomas Massey
Senior Managing Director

By:	/s/ William D. Anderson, Jr.
William D. Anderson, Jr.
Senior Managing Director